Exhibit 5.11

Chilean Counsel Opinion

Minera Relincho Copper S.A.

Teck Operaciones Mineras Chile Limitada

Minera Canada Tungsten Chile Limitada

Santiago, June 30, 2009

To

Teck Resources Limited

Suite 3300 – 550 Burrard Street

Vancouver, British Columbia V6C 0B3

Dear Sirs:

Re:	Teck Resources Limited -
Exchange Offer for an aggregate of US $ 4,225 billion of Debt Securities

We have acted as Chilean counsel for Teck Resources Limited (the “Company”) with respect to MINERA RELINCHO COPPER S.A., a Chilean corporation (sociedad anónima), TECK OPERACIONES MINERAS CHILE LTDA., a Chilean limited liability company and MINERA CANADA TUNGSTEN CHILE LTDA., each a Chilean limited liability company (sociedad de responsabilidad limitada) (collectively, the “Chilean Guarantors”) and a subsidiary of the Company. This opinion is delivered to the Company in connection with the offering and issue by the Company of Exchange Securities in exchange for Transfer Restricted Securities pursuant to a registration rights agreement (the “Registration Rights Agreement”) dated May 8, 2009 by and among the Company, the Initial Purchasers and the guarantors party thereto for purposes of the Form F-4 registration statement (the “Registration Statement”), filed with the United States Securities and Exchange Commission on June 30th 2009.

Unless otherwise defined herein, capitalized terms used herein shall have the meaning assigned thereto in the Registration Rights Agreement.

In connection with the opinions hereinafter expressed, we have considered such questions of law and we have examined originals or copies certified to our satisfaction as being true copies of the following documents:

(a) The incorporation deeds containing the by-laws of each of the Chilean Guarantors; the publication in the Official Gazette and registration in the Registry of Commerce of the Real Estate Registrar of Santiago of an excerpt of the incorporation deed of each Chilean Guarantor;

(b)	The subsequent amendments to the by-laws (estatutos) of the Chilean Guarantors, if any;

(c) The powers of attorney granted to officers of each of the Chilean Guarantors and those other books, records and documents as we deemed relevant and necessary as a basis for the opinions expressed below;

(d) The resolutions passed at the Shareholders Meeting of Minera Relincho Copper S.A. held on May 7, 2009;

(e) The resolutions passed at the meeting of the board members of Minera Relincho Copper S.A., held on May 5, 2009;

(f) The resolutions passed by the partners of Teck Operaciones Mineras Chile Limitada and Minera Canada Tungsten Chile Limitada, each dated May 5, 2009;

(g) The Registration Statement;

(h) The Registration Rights Agreement;

(i) The Indenture, as supplemented as of June 25, 2009;

(j) The Exchange Securities; and

(k) The Guarantee, dated May 8, 2009 (the “Guarantee”), issued by each of the Chilean Guarantors pursuant to the terms of the Indenture.

The opinions expressed herein are limited to the laws of the Republic of Chile applicable therein in effect as of the date hereof.

We wish to advise you that we have no responsibility and assume no responsibility to advise you of any changes to applicable laws or any changes involving the Chilean Guarantors after the date hereof. Any person relying on this opinion letter at any time after the date hereof should seek advice from its legal counsel at such time.

Based and relying upon and subject to the foregoing, we are of the opinion that:

1. Minera Relincho Copper S.A. is a corporation (sociedad anónima), duly organized, validly subsisting, and in good standing under the laws of the Republic of Chile;

2. Each of Teck Operaciones Minera Chile Limitada and Minera Canada Tungsten Chile Limitada is a limited liability company (sociedad de responsabilidad limitada), duly organized, validly subsisting and in good standing under the laws of the Republic of Chile.

3. Each of the Chilean Guarantors has all necessary approvals, authorizations, orders, registrations or qualifications of or with any court or arbitrator or governmental or regulatory authority and all corporate power and authority to own and hold its properties and assets and to conduct its business in the Republic of Chile.

4. Each of the Chilean Guarantor has been duly authorized and has all necessary corporate power and authority to execute and deliver, and has duly executed and delivered, the Registration Statement, the Indenture, the Registration Rights Agreement and the Exchange Securities and the Guarantee (collectively, the “Transaction Documents”); no further consents are required and the execution and delivery of the Transaction Documents and the performance of the obligations thereunder and the consummation of the transactions contemplated by the Transaction Documents will not conflict with the laws of the Republic of Chile or its organizational documents.

5. No consent, approval, authorization, order, registration or qualification of or with any court, arbitrator, or governmental or regulatory authority is required for the execution, delivery and performance by each of the Chilean Guarantors of the Transaction Documents, or for compliance by each of the Chilean Guarantors with the terms of the Transaction Documents, or for the consummation of the transactions contemplated by the Transaction Documents.

The opinions expressed herein are subject to the following qualifications:

I. We are attorneys admitted to practice in Chile and we express no opinions as to any laws other than the laws of Chile as in effect on the date hereof;

II. In considering the above documents, we have assumed, without any independent investigation or verification of any kind, in all cases:

(i)	The genuineness of all signatures thereon;

(ii) The legal capacity of all individuals acting as signatories of the same; and

(iii) The authenticity of all documents and records presented as originals, and the conformity with the originals of all documents and records presented as copies.

We are furnishing this opinion letter to and for the benefit of you in connection with the above described transactions, and it is no way to be used, circulated, quoted or relied upon by you for any other purpose or relied upon by any other person without our prior written consent, except that your counsel, Paul, Weiss, Rifkind, Wharton & Garrison LLP may rely on the opinions set forth herein for issuing its opinion letter in connection with the transactions contemplated by the Transaction Documents.

We hereby consent to the use of and reliance on this opinion as an exhibit to the Registration Statement and to the reference to the name of our firm under the heading “Legal Matters” contained in the prospectus included in the Registration Statement.

Very truly yours,

/s/ CAREY Y CIA. LTDA.
CAREY Y CIA. LTDA.

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